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                                                                    EXHIBIT 10.5

                          WHITING PETROLEUM CORPORATION

                          PRODUCTION PARTICIPATION PLAN

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                          WHITING PETROLEUM CORPORATION

                          PRODUCTION PARTICIPATION PLAN

                                    PREAMBLE

        WHITING PETROLEUM CORPORATION, a Delaware corporation (the "Company"), hereby establishes the following production participation plan (the "Plan"). The Plan is intended to provide greater incentives to the Company's employees to increase the profitability of the Company and to enable the Company to attract, motivate and retain valuable employees upon whom, in large measure, the continued profitability of the Company depends.

                                    ARTICLE I

                                   Definitions

        The following words and phrases shall have the meaning set forth below unless the context clearly indicates otherwise:

        1.1     "Committee" means the Administrative Committee provided for in section 5.2.

        1.2 "Company" means Whiting Petroleum Corporation and any successor thereto.

        1.3 "Compensation" means the total salary paid or accrued to a Participant by the Company or a wholly owned subsidiary of the Company during a Plan Year, excluding bonuses, reimbursed expenses and other extraordinary items.

        1.4     "Effective Date" means January 1, 1981.

        1.5 "Employee" means each common-law salaried Employee of the Company or a subsidiary of the Company who performs services for the Company or a subsidiary on a full-time basis, as determined by the Company.

        1.6 "Participant" means an Employee, or former Employee, who is eligible to receive distributions in accordance with the terms of the Plan.

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        1.7     "Plan Year" means the twelve-month period on which the records of the Plan are kept, which shall be the same as the fiscal year of the Company.

        1.8 Pronouns: Gender and Number. Unless the context clearly indicates otherwise, words in any gender shall include the other genders and the singular shall include the plural and vice versa.

                                   ARTICLE II

                            Participation in the Plan

        2.1     Participation.

                Each Employee of the Company shall become a Participant in the Plan on his date of employment by the Company.

        2.2     Enrollment - Procedure.

                Each Participant shall fill out and sign an enrollment form supplied by the Committee and return it to the Committee. The enrollment form shall state, among other information, the Participant's post office address and date of birth and a designation of the names and post office addresses of his beneficiaries.

        2.3     Absences.

                A leave of absence approved in writing by the Company shall not constitute a termination of employment for purposes of computing years of service with the Company for determining vesting under section 4.3.

                                   ARTICLE III

                              Company Contributions

        3.1     Allocation of Royalty Interests to the Plan.

                (a) Effective as of January 1, 1981, and continuing for the duration of the Plan, the Company shall allocate on its books, for Plan purposes, the following amounts:

                        (i) With respect to all onshore, non-federal oil and gas leases located in the United States in which the Company acquires a working interest, except leases located in Alaska, the Company shall allocate an amount equal to an overriding royalty of two percent (2%) of 8/8ths or the equivalent of such a royalty. The amount of such overriding royalty shall be dedicated to the Plan effective as of the date of acquisition by the Company. To

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the extent the acquired interest of the Company in a lease is less than one hundred percent (100%) or 8/8ths as a result of the joint acquisition of a lease by the Company and other non-affiliated parties, the royalty dedicated to the Plan shall be proportionately reduced; and

                        (ii) With respect to all federal, off-shore United States, Alaskan and foreign oil and gas leases, contracts and concessions, royalty or overriding royalty interests, or producing properties in which the Company acquires an interest, the Company, at its sole discretion and option, may allocate up to a two percent (2%) of 8/8ths overriding royalty, or the equivalent thereof, or any other interest, such as a net profits interest, to the Plan; and

                        (iii) Notwithstanding the foregoing, properties acquired by the Company prior to January 1, 1981 will be totally excluded from the Plan.

                (b) If considered necessary by the Company for sound business reasons, the overriding royalty with respect to a particular property or properties may be established by the Company at its sole discretion at an amount less than two percent. The Company's Board of Directors shall allocate interests to the Plan at least once each Plan Year and all allocations shall be made on a well by well basis. In cases where the Company receives income from unit arrangements under which the amount of income attributable to particular wells cannot be ascertained, the amount of income allocable for Plan purposes shall be determined by the Company's Board of Directors in its sole discretion. The Company shall not be considered to own a beneficial interest in properties to which it holds title as the nominee for others.

                (c) Interests in wells allocated to the Plan which are either spudded or purchased during each Plan Year shall form a separate accounting pool (the "Pool") and the net income attributable to each year's Pool shall be allocated and accounted for separately. Proceeds received by the Company with respect to interests which have been allocated to a Pool shall be distributed annually in accordance with Article IV, but less accrued taxes measured by production, such as severance and production taxes, and less accrued taxes imposed by the Windfall Profit Tax Act of 1980, which are applicable to the income allocable to the Plan. The taxes applicable to such income shall be calculated solely on an estimated basis by the Company using the same method that the Company uses to estimate taxes for other financial accounting purposes. No adjustment shall be made to reflect any difference between such estimates and taxes actually imposed with respect to such income.

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        3.2     Sale of Interests.

                If the Company sells or transfers its interest in a well (including the spacing unit on which such well is located) that is being used to determine the amount of Plan income pursuant to section 3.1, that portion of the net profit from such sale, before income taxes, attributable to the production interest allocated to the Plan shall be distributable to the Participants eligible to share in income distributions from the Pool in question in the same manner as current income from production.

                                   ARTICLE IV

                    Allocation and Distribution of Net Income

        4.1     Allocation of Current Pool Net Income.

                As of the last day of each Plan Year, beginning with the Plan Year ending December 31, 1981, the Committee shall allocate the accrued net income allocable to the Pool created for that Year among the Participants employed by the Company on the last day of that Plan Year in the following manner:

                (a) Thirty-three and one-third percent (33-1/3%) of the net income of each Year's current Pool shall be allocated among the Participants in the proportion which the Compensation of each Participant for such Year bears to the total Compensation of all Participants for such Plan Year.

                (b) Up to sixty-six and two-thirds percent (66-2/3%) of the net income of each Year's current Pool shall be available for allocation among any Participants who receive points pursuant to this section 4.1(b). Up to 666 points may be awarded annually based upon each Participant's contributions to the Company with respect to that Plan Year. However, there is no requirement that any points be awarded with respect to any given Plan Year. Points will be awarded only to Participants who have put forth extraordinary effort on behalf of the Company in cases where the Company has materially benefited from such effort. The Committee shall furnish annually to the Company's Board of Directors a recommended list of point allocations for eligible Participants (other than members of the Committee). The Company's Board of Directors shall then determine the points to be awarded to all eligible Participants, including those Committee members who are also eligible Participants. The determination of the Company's Board of Directors as to whether to award any points during a given Plan Year, and

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as to the points awarded to each eligible Participant, shall be solely within the discretion of the Board, and all decisions of the Board shall be final and binding on all Participants and beneficiaries. All decisions with respect to the award of points shall remain confidential.

                The portion of such sixty-six and two-thirds percent of the Pool's net income to be allocated to each Participant receiving points shall be equal to the percentage that the Participant's points are of the 666 possible points for that Plan Year. If fewer than 666 points are awarded during any Plan Year, the unallocated portion of the sixty-six and two-thirds percent of the net income for that Plan Year shall be allocated and paid to Participants in the same proportion as the amounts paid under section 4.1(a).

        4.2     Allocation of Prior Pool Net Income.

                The accrued net income for each Plan Year allocable to each separate Pool formed under the Plan during prior Plan Years shall be allocated only among those Participants who originally shared in the allocation of the net income of such Pool pursuant to section 4.1 (or their beneficiaries) and who are either employed by the Company as of the last day of the latest Plan Year or are vested in accordance with section 4.4. The accrued net income attributable to each prior Pool shall be allocated among those persons eligible to share in such income based upon their original sharing ratios in such Pool, but increased proportionately to account for the forfeiture of interests because of (a) the termination of employment of Participants prior to becoming fully vested in accordance with section 4.4, or (b) those matters specified in section 4.5.

        4.3     Distribution of Net Income.

                As soon as practicable after the end of each Plan Year, beginning with the Plan Year ending December 31, 1981, the Company shall distribute to each Participant (or his beneficiary) in one lump sum his allocable share of the net income of the Plan for the preceding Plan Year, less any required withholding of income taxes or other amounts applicable to payments made to Employees of the Company.

        4.4     Vesting.

                (a) If a Participant with fewer than one full year of employment with the Company terminates employment with the Company for any reason, he shall cease to be a Participant in this Plan and all rights of such Employee under this Plan shall terminate. A Participant who is credited with one or more full years of employment with the Company at the

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date of his termination of employment shall continue to participate in the Plan on a vested basis in accordance with the following schedule:

                                                Vested Percentage
        Full Years of Employment                of Future Income
        ------------------------                -----------------
                   1                                    20%
                   2                                    40%
                   3                                    60%
                   4                                    80%
                   5                                   100%

A vested Participant shall continue to share in the distribution of accrued net income from Pools in which he originally shared in the same manner as Participants who are employed by the Company, based upon his vested percentage at the date of his termination of employment and his percentage of the net income of each such Pool as of the end of the Plan Year immediately preceding or coincident with the date of his termination of employment. For purposes of this section, employment prior to January 1, 1981 shall be disregarded and only full Plan Years of employment after January 1, 1981 shall be credited to Participants.

                (b) If a Participant dies or becomes disabled (as determined by the Committee) prior to becoming fully vested in accordance with (a) above, such Participant (or his beneficiary) shall nevertheless be fully vested for purposes of future distributions from the Plan and shall be entitled to receive future distributions of Plan income in accordance with section 4.4(a).

        4.5     Forfeiture-Termination for Cause.

                (a) If a Participant's employment with the Company is terminated for cause, as determined by the Company, the Participant, regardless of his or her vested percentage, shall not be entitled to any further distributions or payments from the Plan.

                (b) If a vested terminated Participant is later determined by the Company to have engaged in any activity which would be grounds for termination for cause while employed by the Company, such Participant shall, upon such determination, forfeit all rights to any further payments from the Plan.

        4.6     Purchase of Interests by Company.

                The Company may, at its sole option, purchase the entire vested interest under the Plan of any terminated or deceased Participant if such interest produced $1,000 or less income for the Plan Year preceding the date of purchase. The Company shall notify the

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terminated Participant, or the beneficiary of a deceased Participant, within 120 days after the end of any Plan Year, of its election to purchase such person's interest under the Plan. Payment for any interest so purchased shall be made by the Company, by its check, within 60 days after the expiration of said notice period. The purchase price of any interest so purchased shall be based on the fair market value of the Participant's (or beneficiary's) interest under the Plan as of the end of the immediately preceding Plan Year. The determination of fair market value shall be made by the Company, using the valuation reports, discount rates and other factors then being used by the Company for the purchase of oil and gas interests from third parties.

                                    ARTICLE V

                  Allocation of Administrative Responsibilities

        5.1     The Company.

                The Company shall be responsible for: (a) keeping accurate books and accounts with respect to all income which it receives attributable to interests which have been allocated to the Plan; (b) keeping accurate books and records with respect to its Employees and their Compensation and furnishing such data to the Committee; and (c) making payments to Plan Participants and their beneficiaries in accordance with the provisions of the Plan.

        5.2     The Committee.

                The Board of Directors of the Company shall appoint an administrative Committee composed of at least two, but no more than seven, persons who may, but need not be, Employees of the Company or Participants. The Committee shall administer the Plan and shall have all powers necessary for that purpose, including, but not by way of limitation, power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and in general to decide any dispute. The Committee shall direct all distributions in accordance with the provisions of the Plan and shall maintain all Plan records except records required to be kept by the Company.

        5.3     Organization of Committee.

                The Committee shall elect a chairman and shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee.

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The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee shall constitute the action of the Committee.

        5.4     Indemnification of Committee Members.

                The Company shall indemnify each member of the Committee against any and all claims, loss, damages, expense and liability arising from any action or failure to act with respect to the Plan, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such person.

                                   ARTICLE VI

                            Termination and Amendment

        6.1     Termination of Plan and Discontinuance of Contributions.

                The Company presently intends to continue the Plan indefinitely, but the continuance of the Plan is not assumed as a contractual obligation and the Company may terminate the Plan at any time by delivering written notice of termination to the Committee and each Participant and beneficiary then entitled to receive distributions from the Plan. Upon the termination of the Plan, or upon the sale or exchange of all or substantially all of the Company's assets, or the merger of the Company (if the Company is not the surviving entity), or upon the liquidation of the Company, the interests of all Participants in the Plan shall become fully vested, notwithstanding any other provision hereof.

        6.2     Procedure Upon Termination.

                Upon voluntary termination of the Plan by the Company, the Committee shall either (a) distribute to each Participant or beneficiary then participating in the Plan, in one lump sum or in five equal installments with interest at the minimum rate required in order to avoid the imputation of interest under Section 483 of the Internal Revenue Code, or any successor provision, an amount equal to the then present worth of each such person's interests in the Plan, computed in accordance with section 4.6, or (b) continue to make distributions in accordance with the provisions of the Plan from all Pools existing at the time of termination, all as the Committee in its sole discretion may determine. If the Plan terminates automatically because of one of the events specified in section 6.1, the interest of each person, valued in accordance with section 4.6, shall be distributed in one lump sum. Upon termination of the Plan,

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the interest of each Participant or beneficiary in each Pool under the Plan shall be 100% vested and shall be the percentage interest of each such person in that Pool as of the end of the last Plan Year prior to termination of the Plan, adjusted to account for any forfeitures between the end of the prior Plan year and the time of termination of the Plan.

        6.3     Amendment by Company.

                The Company may at any time amend the Plan in any respect by action of its Board of Directors, but no amendment shall be made which would have the effect of materially and adversely affecting the interest of any person under the Plan with respect to then existing Pools.

                                   ARTICLE VII

                                  Miscellaneous

        7.1     Right to Dismiss Employees.

                The Company may terminate the employment of any Employee as freely and with the same effect as if this Plan were not in existence.

        7.2     Withholding of Taxes, Etc.

                The Company shall withhold from all payments to Participants and beneficiaries hereunder, and pay to the appropriate governmental authority, all amounts of income taxes and other amounts which are required by applicable law and regulation to be withheld from wage payments to Employees of the Company.

        7.3     Source of Benefits.

                All benefits payable under the Plan shall be paid solely from the general assets of the Company and no allocation of royalty interest or income on the books of the Company shall be deemed to create a separate fund or any ownership interest on the part of the Plan in any properties being used to measure Plan income or in any production from such properties.

        7.4     Ownership of Properties.

                Nothing contained in this Plan shall in any way restrict the right of the Company to sell, transfer, mortgage, encumber or otherwise deal with the properties giving rise to the revenues used to measure Plan income.

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        7.5     Beneficiaries.

                Each Participant shall file with the Committee a designation of the beneficiaries and contingent beneficiaries to whom income attributable to his interest under the Plan shall be paid in the event of his death. Such designation may be changed by the Participant at any time and without the consent of any previously designated beneficiary. In the absence of an effective beneficiary designation as to any portion of a Participant's interest under the Plan, income attributable to such interest shall be paid to the Participant's personal representative, but if the Committee believes that none has been appointed within six months after the Participant's death, the Committee may direct that such income shall not be paid until a personal representative has been appointed or may direct that such income shall be paid to the Participant's surviving spouse, or if there is none, to his surviving children and issue of deceased children by right of representation, or if there be none, to his surviving parents.

        7.6     Non-transferability of Benefits.

                No Participant or beneficiary shall have any right to assign, alienate, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall such benefits be subject to any legal process to levy upon or attach the same for payment of any claim against any such Participant or beneficiary.

        7.7     Payments Due Minors or Incapacitated Persons.

                If any person entitled to a payment under the Plan is a minor, or if the Committee determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as such, the Committee shall have the power to cause the payments becoming due to such person to be made to his personal representative or to another for his benefit, without responsibility of the Committee to see to the application of such payments. The Committee shall have no responsibility to investigate the physical or mental condition of a Participant and any determination of disability made by the Committee shall be binding on the Participant and all other persons. Payments made pursuant to such power shall operate as a complete discharge of the Plan, the Company and the Committee.

        7.8     Disposition of Unclaimed Payments.

                Each Participant must file with the Committee from time to time in writing his post office address and the post office address of each of his beneficiaries and each change of post office address. Any communication, statement or notice addressed to a Participant or

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beneficiary at his last post office address filed with the Committee, or if no address is filed with the Committee, then at his last post office address as shown on the Company's records, will be binding in the Participant and his beneficiaries for all purposes of the Plan. Neither the Committee nor the Company shall be required to search for or locate a Participant or beneficiary. If the Committee notifies a Participant or beneficiary that he is entitled to a distribution and also notifies him of the provisions of this section, and the Participant or beneficiary fails to make his address known to the Committee within three calendar years after the notification, the interest in each Pool under the Plan of the Participant or beneficiary will be forfeited as of the end of the Plan Year following the expiration of such three-year period and re-allocated among the Participants in each Plan Pool at that time.

        7.9     Governing Law.

                The construction and interpretation of this Plan shall be governed by the laws of the State of Colorado.

DATE:  September 1, 1981

ATTEST:                                         WHITING PETROLEUM CORPORATION


/s/ Patricia J. Butler                          By:  /s/  Kenneth R. Whiting
----------------------------                        ----------------------------
                                                    President

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